Exhibit 10.9

PATENT AND TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT

This fourteen (14) page AGREEMENT (“AGREEMENT”) is made on 27 of October, 2010, by and between MOLECULIN, LLC, a Texas limited liability company (“MOLECULIN”),and DERMIN limited liability company having a principal place of business located at PL-00-116 Warszawa, ul. Świętokrzyska 36/17, Poland (“LICENSEE”).

I. RECITALS

A.	MOLECULIN owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed in its own facilities and at The University of Texas M. D. Anderson Cancer Center (“UTMDACC”). PATENT RIGHTS and TECHNOLOGY RIGHTS developed at UTMDACC are subject to a License Agreement between MOLECULIN and UTMDACC (“UTMDACC LICENSE”).

B.	LICENSEE desires to fund in part the development of topical anticancer drugs.

C.	MOLECULIN, desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, MOLECULIN, and where applicable, UTMDACC.

D.	LICENSEE wishes to obtain a license from MOLECULIN to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

II. EFFECTIVE DATE

This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”).

III. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

CALENDAR YEAR means the period between January 1st and December 31st including both of these dates.

COMMERCIALIZATION, with a correlative meaning for COMMERCIALIZE and COMMERCIALIZING, means all activities undertaken before and after obtaining MARKET AUTHORIZATION relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the LICENSED PRODUCTS, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and LICENSED PRODUCTS support; (b) any commercialization studies for use in generating data to be submitted to regulatory authorities (and all associated reporting requirements), and (c) all customer support, LICENSED PRODUCT distribution, invoicing and sales activities.

COMMERCIALLY REASONABLE EFFORTS means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a LICENSEE, AFFILIATE or SUBLICENSEE to the development and commercialization of its own pharmaceutical products at a similar stage of development or commercialization and with similar market potential. Commercially Reasonable Efforts requires that a LICENSEE, AFFILIATE or SUBLICENSEE, at a minimum, set annual reasonable goals and objectives for development and/or commercialization (as applicable), assign responsibility for meeting such goals and objectives to qualified employees, and allocate sufficient resources to meet such goals and objectives.

DOSSIER means documentation that contains all available analytical and technical data related to the LICENSED SUBJECT MATTER and is required when applying for an authorization to market medicinal products.

LICENSED FIELD means the fields of human therapeutics.

LICENSED PRODUCTS means any product or service sold by LICENSEE comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD as well as all documentation related thereto, both existing and created in the future as a result of the activities of MOLECULIN, LICENSEE and information made available to MOLEULIN by UTMDACC, including data which constitutes the DOSSIER of medicinal products required when applying for their marketing authorization.

LICENSED TERRITORY shall include only the countries of Belarus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovakia and Ukraine.

MARKETING AUTHORIZATION (MA) means a document confirming that the relevant authorities in the LICENSED TERRITORY have allowed sales of a medicinal product made on the basis of the LICENSED SUBJECT MATTER.

NDA means a New Drug Application, as defined in the United States Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder, or an equivalent foreign filing.

NET SALES means the gross revenues received by LICENSEE from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE in LICENSEE’s official books and records in accordance with generally accepted accounting practices and consistent with LICENSEE’s published financial statements and/or regulatory filings.

PATENT RIGHTS means MOLECULIN’s rights in information or discoveries described in invention disclosures, or claimed in any patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof and any letters patent that issue thereon as defined in Exhibit I attached hereto.

PHASE II CLINICAL STUDY means: (a) that portion of the drug development and review process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of an investigational new drug for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefor; or (b) a similar clinical study in any national jurisdiction other than the United States.

PHASE IIb CLINICAL STUDY means that portion of a PHASE II CLINICAL STUDY involving controlled dose ranging to evaluate the efficacy and safety of an investigational new drug in the target patient population and to define the optimal dosing regimen.

SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE. SUBLICENSEE or AFFILIATE.

SUBLICENSEE means any third part other than an AFFILIATE which pursuant to a written agreement with LICENSEE obtains a sublicense in accordance with the terms of this AGREEMENT.

TECHNOLOGY RIGHTS means MOLECULIN’s rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data owned or controlled by MOLECULIN before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

IV. LICENSE

MOLECULIN, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Article XIV-Term and Termination hereinbelow, the payment by LICENSEE to MOLECULIN of all consideration as provided herein, the timely payment, of all amounts due under any related sponsored research agreement between MOLECULIN and LICENSEE in effect during this AGREEMENT, and is further subject to the following rights retained by MOLECULIN to Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of Article XII-Confidential Information and Publication; and

LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to MOLECULIN within thirty (30) calendar days following execution thereof.

LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER in the LICENSED TERRITORY consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its SUBLICENSEES relevant to this AGREEMENT, and for diligently collecting all amounts and records due LICENSEE from SUBLICENSEES. If a SUBLICENSEE pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

LICENSEE must deliver to MOLECULIN a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof within thirty (30) calendar days after execution, modification, or termination.

If this AGREEMENT is terminated pursuant to Article XIV-Term and Termination, MOLECULIN agrees to accept as successors to LICENSEE, existing SUBLICENSEES in good standing at the date of termination provided that each such SUBLICENSEE consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

V. CONSIDERATION, PAYMENTS AND REPORTS

In consideration for the DOSSIER to be developed by MOLECULIN and provided to LICENSEE under this AGREEMENT, LICENSEE agrees to pay MOLECULIN the following:

(a)	All out-of-pocket expenses incurred by MOLECULIN in filing, prosecuting, enforcing and maintaining PATENT RIGHTS in the LICENSED TERRITORY, and all such future expenses incurred by MOLECULIN, for so long as, and in such countries as this AGREEMENT remains in effect. MOLECULIN will invoice LICENSEE within thirty (30) calendar days of the EFFECTIVE DATE for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be paid by LICENSEE within thirty (30) calendar days of invoice; and

(b)	A nonrefundable DOSSIER development fee in the amount of US$100,000.00. This fee will not reduce the amount of any other payment provided for in this ARTICLE V, and is due and payable within ten (10) calendar days after the AGREEMENT has been fully executed by all parties; and

(c)	A nonrefundable fee in the amount of US$100,000.00 will be paid by LICENSEE to MOLECULIN for MOLECULIN’s services to assist LICENSEE in obtaining additional funding. This fee will not reduce the amount of any other payment provided for in this ARTICLE V, and is due and payable upon the earlier of (i) LICENSEE receiving funding of US$1,000,000.00 or more for use in the development of LICENSED SUBJECT MATTER, or (ii) six (6) months from the EFFECTIVE DATE.; and

In consideration of rights granted by MOLECULIN to LICENSEE under this AGREEMENT, LICENSEE agrees to pay MOLECULIN the following:

(a)	A running royalty on sales of LICENSED PRODUCTS to be determined by the UTMDACC LICENSE. It is understood and agreed that such running royalty will be equal to those amounts set forth in the UTMDACC LICENSE which MOLECULIN would otherwise owe to UTMDACC for any sale of LICENSED PRODUCTS in the LICENSED TERRITORY plus an override of 1% to be added to such amounts. For example, if the UTMDACC LICENSE calls for a running royalty of 2.5%, the resulting royalty to LICENSEE will be 3.5%; and

(b)	Unless otherwise provided in this article V(e) below, the following percentage of all consideration received by LICENSEE from either (i) any SUBLICENSEE pursuant to Article IV-License hereinabove, or (ii) any assignee pursuant to Aritcle XIII-Assignment hereinbelow (in consideration for MOLECULIN allowing the assignment), including but not limited to, royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus, and certain milestone payments and equity securities not excluded above:

(i)	prior to completion of a PHASE IIb CLINICAL STUDY in the LICENSED TERRITORY - twenty five percent (25%); and

(ii)	on or after completion of PHASE IIb CLINICAL STUDY in the LICENSED TERRITORY - ten percent (10%).

Notwithstanding the above provision, in the event that the amounts payable to MOLECULIN under the above percentages are less than the payments that MOLECULIN is required to pay to UTMDACC for sublicenses granted under the UTMDACC LICENSE, LICENSEE shall be required to pay the amounts required under the UTMDACC LICENSE, referred to in paragraph “d” of Article V of this AGREEMENT plus 5% of those amounts to MOLECULIN for those sublicenses.

No payments will be due from LICENSEE to MOLECULIN under this Article V(e) for (i) research and development money; (ii) payments received by LICENSEE from a sublicense as a result of the purchase or sale of debt or equity securities of LICENSEE by such sublicense; or (iii) sales of LICENSED PRODUCTS covered by Article V(d).

As an example of how Article V(e) would be applied, if LICENSEE entered into a sublicense allowing a third party to use the LICENSED SUBJECT MATTER in exchange for payments to be made to LICENSEE, MOLECULIN would be entitled to receive 25% of the payments received by LICENSEE until the completion by MOLECULIN of a PHASE IIb CLINICAL STUDY. Once MOLECULIN completed a PHASE IIb CLINICAL STUDY, MOLECULIN would then be entitled receive only 10% of the payments received by LICENSEE. Furthermore, the sale of any LICENSED PRODUCTS subject to the percentages included in Article V(e) would not be subject to the running royalty set forth in Article V(d).

Unless otherwise provided, all such payments are payable within forty-five (45) calendar days (“the Due Date”) after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to MOLECULIN a true and accurate report, giving such particulars of the business conducted by LICENSEE and its SUBLICENSEEs, if any exist, during the preceding three calendar months under this AGREEMENT as necessary for MOLECULIN to account for LICENSEE’s payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and

(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the technology it relates to under PATENT RIGHTS; and

(c)	the total quantities of LICENSED PRODUCTS produced that are subject to the running royalties described in this Article V; and

(d)	the total SALES that are subject to the running royalties described in this Article V; and

(e)	the calculation of NET SALES that are subject to the running royalties described in this Article V; and

(f)	the royalties so computed and due MOLECULIN for the LICENSED PRODUCTS that are subject to the running royalties described in this Article V; and

(g)	all consideration received from each SUBLICENSEE or assignee and payments due MOLECULIN; and

(h)	all other amounts due MOLECULIN herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay MOLECULIN the amount due, if any, for the period of such report. These reports are required even if no payments are due.

During the term of this AGREEMENT and for one (1) year thereafter but not longer than the period 7 years from the date of conclusion of this Agreement , LICENSEE agrees to keep complete and accurate records of its and its SUBLICENSEES’ SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit MOLECULIN or its representatives, at MOLECULIN’s expense, to periodically examine LICENSEE’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due MOLECULIN are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.

Within sixty (60) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to MOLECULIN a written progress report as to LICENSEE’s (and any SUBLICENSEE’S) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE’s (and SUBLICENSEES’) commercialization plans for the upcoming year.

All amounts payable hereunder by LICENSEE will be paid in United States funds via wire transfer without deductions for taxes, assessments, fees, or charges of any, kind. Wire transfers shall be sent to:

ABA ROUTING NO:

ACCOUNT NAME:       Moleculin, LLC

ACCOUNT NO:

No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by MOLECULIN and another party, including, but not limited to, LICENSEE.

Any payments received beyond the Due Date will be subject to a late payment penalty of five percent (5%) of the amount originally owed for each month payment is delayed beyond the Due Date.

VI. COLLABORATION AND NON-COMPETITION

MOLECULIN and LICENSEE agree to share all research results pertaining to LICENSED SUBJECT MATTER with one another and to cooperate fully in facilitating the use of such research in efforts to obtain regulatory approval within the LICENSED TERRITORY with regard to such efforts undertaken by LICENSEE and worldwide with regard to such efforts undertaken by MOLECULIN. As an example, MOLECULIN will share with LICENSEE all data a reports relating to applications made to the FDA regarding LICENSED SUBJECT MATTER to assist LICENSEE in its own efforts to seek EU approval. MOLECULIN will assist LICENSEE in its efforts to obtain funding required for the further development of licensed technology by providing LICENSEE with information available to MOLECULIN regarding MOLECULIN’s research efforts and results.

Within thirty (30) days of its submission of an NDA to the US Food and Drug Administration, MOLECULIN agrees to provide LICENSEE all documentation and information available to MOLECULIN necessary for LICENSEE to create a DOSSIER.

During the term of this AGREEMENT, MOLECULIN agrees not to compete with LICENSEE in the LICENSED TERRITORY within the LICENSED FIELD for the sale of LICENSED PRODUCTS or products that use technology similar to the LICENSED SUBJECT MATTER or for the sale of products with indications approved for LICENSED PRODUCTS in the LICENSED TERRITORY within the LICENSED FIELD. During the term of this AGREEMENT, LICENSEE agrees not to compete with MOLECULIN outside the LICENSED TERRITORY for the sale of LICENSED PRODUCTS or products that use technology similar to the LICENSED SUBJECT MATTER or for the sale of products with indications approved for LICENSED PRODUCTS outside the LICENSED TERRITORY. The LICENSEE and MOLECULIN both agree that these restrictions are necessary and narrowly-tailored to achieve the legitimate business purposes of this AGREEMENT and the development of the LICENSED SUBJECT MATTER.

VII. PATENTS AND INVENTIONS

If after consultation with LICENSEE, MOLECULIN believes that a new patent application should be filed for LICENSED SUBJECT MATTER in the LICENSED TERRITORY, LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. MOLECULIN agrees to use patent counsel for such efforts mutually agreed to by LICENSEE and MOLECULIN. MOLECULIN will keep LICENSEE fully informed on a timely basis of all activity on the filings related to the LICENSED SUBJECT MATTER in the LICENSED TERRITORY and will provide LICENSEE with a copy of all applications and any documents received or filed during prosecution thereof for which LICENSEE has paid the cost of filing. For all applications and responses to office actions filed during the term of this AGREEMENT, LICENSEE will timely provide MOLECULIN an initial draft and MOLECULIN will review, finalize and file such documents. If LICENSEE notifies MOLECULIN that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with MOLECULIN on the disposition of rights of the subject invention, then MOLECULIN may file such application at its own expense and LICENSEE’s rights to such invention under this AGREEMENT shall terminate in their entirety. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.

If MOLECULIN decides to cease the prosecution or maintenance of any patent relating to the LICENSED SUBJECT MATTER in the LICENSED TERRITORY, it shall notify LICENSEE in writing sufficiently in advance so that LICENSEE may, at its discretion, assume the responsibility for the prosecution or maintenance of such patents, at LICENSEE’s sole expense.

MOLECULIN and LICENSEE undertake to cooperate with each other with a view to acquire and effectively enforce the rights arising from patent protection of the LICENSED SUBJECT MATTER in the LICENSED TERRITORY. Upon MOLECULIN’s request the LICENSEE will assist MOLECULIN in these types of activities performed also in territories other than the LICENSED TERRITORY, whenever this is possible, necessary and legally permitted, with the understanding that the cost of these activities will be borne by MOLECULIN. MOLECULIN undertakes to actively assist LICENSEE in the process of soliciting subsidies for development and effective application of the LICENSED SUBJECT MATTER.

VIII. INFRINGEMENT BY THIRD PARTIES

LICENSEE, at its expense, may enforce any patent exclusively licensed hereunder against infringement in the LICENSED TERRITORY by third parties and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay MOLECULIN either: (a) the royalty detailed in Article V for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and fifty percent (50%) of any other damages received; or (b) fifty percent (50%) of reasonable royalties awarded and any other damages received in any recovery in which the compensatory award is solely for reasonable royalties.

LICENSEE must notify MOLECULIN in writing of any potential infringement within thirty (30) calendar days of knowledge thereof. If LICENSEE decides not to pursue an infringement enforcement action within six month of knowledge of such infringement, LICENSEE will notify MOLECULIN and then MOLECULIN may, at its discretion, after considering the commercially reasonable bases for LICENSEE’s decision not to pursue such infringement enforcement action, pursue the enforcement of any patent licensed hereunder on behalf of itself and LICENSEE. In such case, the parties will discuss in good faith the appropriate settlement of such case and/or the appropriate distribution of any recovery from such action, which shall depend on LICENSEE’s involvement with and contribution to such case and the effect of the LICENSEE’s ability to commercialize the LICENSED SUBJECT MATTER in the LICENSED TERRITORY.

In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

IX. PATENT MARKING

LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and when possible for actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or SUBLICENSEES of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

X. INDEMNIFICATION AND INSURANCE

LICENSEE agrees to hold harmless and indemnify MOLECULIN, its officers, employees, and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.

In no event shall MOLECULIN be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether MOLECULIN knows or should know of the possibility of such damages.

Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE or by a SUBLICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than US$2,000,000 per incident and US$2,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have MOLECULIN, its officers, directors, employees and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this AGREEMENT.

LICENSEE shall provide MOLECULIN with written evidence of such insurance within thirty (30) days of its procurement. Additionally, LICENSEE shall provide MOLECULIN with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE or by a SUBLICENSEE or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

XI. USE OF MOLECULIN AND UTMDACC’ S NAME

LICENSEE will not use the name of (or the name of any employee of) UTMDACC or MOLECULIN in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of MOLECULIN or UTMDACC, as the case may be.

Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC or MOLECULIN in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XII. CONFIDENTIAL INFORMATION AND PUBLICATION

MOLECULIN and LICENSEE each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the other party’s confidential information; or

(f)	is required by law or regulation to be disclosed.

Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

MOLECULIN reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s confidential information. MOLECULIN will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) calendar days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be affected by the publication.

Notwithstanding the limitations of this Article XII, LICENSEE shall have the right to use information provided by MOLECULIN in its applications with EU governmental funding and regulatory agencies for the purposes of seeking funding or approval for the LICENSED SUBJECT MATTER.

XIII. ASSIGNMENT

This AGREEMENT may not be assigned by LICENSEE without the prior written consent of MOLECULIN, which will not be unreasonably withheld. MOLECULIN must respond within thirty (30) days of receipt of LICENSEE’s written request for assignment.

XIV. TERM AND TERMINATION

Subject to provisions in this Article XIV hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired.

Any time after two (2) years from the EFFECTIVE DATE, MOLECULIN has the right to terminate this license in any national political jurisdiction within the LICENSED TERRITORY if LICENSEE, within ninety (90) calendar days after receiving written notice from MOLECULIN of the intended termination, fails to provide written evidence consistent with MOLECULIN’s reporting obligations to UTMDACC that LICENSEE or its SUBLICENSEE(s) has COMMERCIALIZED or is using COMMERCIALLY REASONABLE EFFORTS to COMMERCIALIZE a LICENSED PRODUCT such jurisdiction.

Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)	automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)	upon thirty (30) calendar days written notice from MOLECULIN, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE V and has failed to make payments for one hundred eighty (180) calendar days, or use of name obligations of ARTICLE XI, unless, before the end of the such thirty (30)-calendar day notice period, LICENSEE has cured the default or breach to MOLECULIN’s satisfaction (including the payment of any late payment penalties due), and so notifies MOLECULIN, stating the manner of the cure; or

(c)	upon sixty (60) calendar days written notice from MOLECULIN if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such sixty (60) calendar-day notice period, LICENSEE has cured the default or breach to MOLECULIN’s satisfaction and so notifies MOLECULIN, stating the manner of the cure; or

(d)	at any time by mutual written agreement between LICENSEE and MOLECULIN upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(e)	if MOLECULIN exercises its right to terminate due to LICENSEE’S failure to commercialize or actively attempt to commercialize as described above in this Article XIV; or

(f)	upon sixty (60) calendar days written notice from MOLECULIN, if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any two (2) occasions in a twelve (12) month period.

(g)	at any time by LICENSEE if (i) MOLECULIN fails to provide to LICENSEE the documentation and information required for LICENSEE to prepare a DOSSIER within thirty (30) days of MOLECULIN’s filing of an NDA with the Food and Drug Administration, or (ii) MOLECULIN does not cooperate in the process of LICENSEE soliciting a subsidy to develop the LICENSED SUBJECT MATTER within thirty (30) days of LICENSEE’s request for such cooperation.

Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)	LICENSEE covenants and agrees to be bound by the provisions of Articles X (Indemnification and Insurance), XI (Use of MOLECULIN and UTMDACC’s Name) and XII (Confidential Information and Publication) of this AGREEMENT; and

(c)	LICENSEE may, after the effective date of the termination and for a period of no more than six (6) months from such date of termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to Article V of this AGREEMENT; and

(d)	Subject to paragraph (c) immediately above, LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and

(e)	LICENSEE grants to MOLECULIN a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE and MOLECULIN agree to negotiate in good faith the royalty rate for the nonexclusive license. MOLECULIN’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.

XV. WARRANTY: SUPERIOR RIGHTS

MOLECULIN represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER developed by MOLECULIN and it has the exclusive right to license LICENSED SUBJECT MATTER covered by the UTMDACC OPTION, (b) it has (or will have in the case of the LICENSED SUBJECT MATTER covered by the UTMDACC OPTION) the sole right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

LICENSEE understands and agrees that MOLECULIN, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. MOLECULIN, by this AGREEMENT, also makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by MOLECULIN or UTMDACC in the LICENSED FIELD, nor does MOLECULIN make any representation that the inventions contained in PATENT RIGHTS or LICENSED PRODUCTS do not infringe any other patents now held or that will be held by others or by MOLECULIN.

LICENSEE, by execution hereof acknowledges, covenants and agrees that LICENSEE has not been induced in any way by MOLECULIN or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

XVI. GENERAL

This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of MOLECULIN to:

MOLECULIN, LLC
1973 W. Clay St.

Houston, TX 77019
Attn: Walter V Klemp
Managing Member

or in the case of LICENSEE to:

DORMIN Sp. z o. o.

ul. Świetkorzyska 36/17

00-116 Warszawa

Poland

Attn: Jerzy Repeta

President of Management Board

or other addresses as may be given from time to time under the terms of this notice provision.

LICENSEE must comply with all applicable international, national and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas, Houston Division) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction of such courts; however, nothing herein shall be deemed as a waiver by LICENSEE of its sovereign immunity.

Failure of MOLECULIN to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

MOLECULIN

By:/s/ Walter V. Klemp
its: Managing Member

LICENSEE

By: Ing. Jerzy Repeta
Its: President of Management Board